Exhibit 23.1: Consent of Independent Registered Public Accounting Firm
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in Registration Statement No. 333-144181 on Form S-8 of Peoples Financial Corporation of our report dated June 25, 2009 with respect to our audits of the net assets available for benefits of Peoples Financial Corporation Employee Stock Ownership Plan as of December 31, 2008 and 2007 and the related statement of changes in net assets available for benefits for the year ended December 31, 2008, which is incorporated by reference in this Annual Report on Form 11-K of Peoples Financial Corporation Employee Stock Ownership Plan for the year ended December 31, 2008.
/s/ PORTER KEADLE MOORE, LLP
Atlanta, Georgia
June 25, 2009